Exhibit (a)(11)
FOR IMMEDIATE RELEASE

                         Deutsche Post's Acquisition of
                            Air Express International
                        Clears U.S. Regulatory Approvals

     Frankfurt, Germany/Darien, CT -- January 5, 2000 -- Deutsche Post AG and Air Express International Corporation (NASDAQ: AEIC) announced today that Deutsche Post's acquisition of Air Express International Corporation has received all required U.S. regulatory approvals.

     Clearance of the acquisition under the European Commission's antitrust regulations is the only significant remaining regulatory approval. Deutsche Post and AEI are hopeful that European Commission clearance will be obtained by early February. However, no assurances can be given.

     On November 19, 1999, Deutsche Post commenced an offer to purchase all outstanding shares of AEI. The expiration date (and withdrawal rights) for the offer to purchase is 12:00 midnight, New York City time, on Wednesday, February 9, 2000, unless the offer is extended.

     For additional information, please contact Deutsche Banc Alex. Brown, the Dealer Manager for the offer, at 212-250-6000 (call collect) or Georgeson Shareholder Communications Inc., the Information Agent, at 800-223-2064.